ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
25 Suffolk Court
Hauppauge, NY 11788
(516) 434-9500

			Consent of Independent Auditors

We consent to the incorporation by reference in this Form 10-KSB of Smithtown Bancorp, Inc. of or report dated January 19, 1995, included in the 1994 Annual Report to Shareholders of Smithtown Bancorp, Inc.

By /s/ ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C.
ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C.

Hauppauge, New York
March 16, 1995